Exhibit 99
                                                                      ----------

                     Kansas City, Mo. -- September 19, 2003


Interstate Bakeries Corporation (NYSE - IBC), the nation's largest wholesale baker and distributor of fresh baked bread and sweet goods, today reported earnings per share of $0.25 on slightly reduced net sales for the twelve-week first quarter ended August 23, 2003. Included in the first quarter were restructuring charges of $632,000, or $0.01 per diluted share, related to restructuring plans initiated in fiscal 2003 to close and restructure certain bakeries and thrift stores.

The Company said a reduction in branded sales volume, along with higher per pound costs for ingredients and increased employee-related expenses, energy costs and advertising expenditures resulted in the quarter's decline in profit performance in comparison to the prior year.

For the twelve weeks ended August 23, 2003, the Company reported:

o Net sales of $831,015,000, a 0.9 percent decrease in comparison to the prior year's $838,974,000.

o  Operating income of $26,507,000, compared to the previous year's $51,491,000.

o  Net  income of  $11,190,000  compared  to  $27,131,000  in the prior  year.

o Earnings per diluted share of $0.25 compared to the prior year's earnings of $0.60 per diluted share.

The Company reported sweet goods unit volume for the quarter was down 6.6 percent from last year while total bread volume fell 3.4 percent compared to a year ago. For the quarter, branded bread units were down 7.2 percent from last year. IBC's Chief Executive Officer, James R. Elsesser, said that despite the disappointing volumes for the quarter, some of the recent market tests undertaken by IBC involving new pricing and promotion strategies have shown favorable impacts on volume trends. Results of these and other market tests will be a key part of our effort to address volume issues. "Stabilizing and ultimately growing unit volume through identification of what works in today's competitive marketplace remains one of our top priorities," Mr. Elsesser added.

Mr. Elsesser indicated that the Company is also launching other efforts to strengthen sales. "New advertising campaigns for branded breads and sweet goods are being introduced this quarter. Our ad campaigns will feature Wonder bread and Hostess cake nationally, Home Pride Country breads in the midwest and regional brands in select areas. In addition, we believe new initiatives which reemphasize those elements that have long set our Company apart from the competition - quality, service and product innovation - will also pay off with sales and profitability increases in the long run," he said.

In addition, cost pressures continue. "Ingredients, energy and employee-related costs such as health care and workers' compensation continue to increase. These rising expenses contributed to an increase in our cost of products sold for the quarter to 49.0 percent of net sales compared to 47.6 percent last year and an increase in selling, delivery and administrative expenses to 45.2 percent of net sales from 43.7 percent in the prior year. Certainly, it is our responsibility to manage these expenses as aggressively as possible, but we also realize that these generally are global issues that affect not only our Company, but industry worldwide," Mr. Elsesser said.

To address these challenges, IBC is moving forward on a company-wide operational review called Program SOAR, an acronym for Systems Optimization and Re-engineering. It is designed to rationalize production capacity, eliminate redundancies and enhance profitability.

"Program SOAR will help launch a new era at IBC," Mr. Elsesser said. "It is challenging us to look at all of our business processes. Our main objectives under Program SOAR are to become more efficient by reducing our costs of production and enhancing the functionality of our distribution and administrative systems and to identify profitable growth strategies. We are generally on time and on budget with the Program SOAR efforts and we are working to provide information to employees and shareholders in the near future regarding our new more centralized organizational structure, specific business-transforming initiatives and anticipated financial benefits."

"The most pressing goal driving all of us at IBC is to return our Company to acceptable levels of profitability," Mr. Elsesser said. "We are committed to changing the way we do business in order to achieve operational excellence. We believe it is through the pursuit of operational excellence that we provide the best opportunity to attain our profit objectives. More importantly, we believe it is the most fail-safe means by which we can enhance the long-term value of IBC for our shareholders. "

In light of the uncertainties surrounding the timing of the beneficial effects of the Program SOAR initiative, and in view of changes in the regulatory environment regarding pro forma disclosure, the Company announced that it will not be providing an earnings per share target by quarter or for the year. The Company will continue to provide information, as appropriate, on its strategic initiatives and other relevant issues affecting its business.

Interstate Bakeries Corporation is the nation's largest wholesale baker and distributor of fresh baked bread and sweet goods, under various national brand names including Wonder, Hostess, Dolly Madison, Merita and Drake's. The Company, with 58 bread and cake bakeries located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Paul E. Yarick
Senior Vice President - Finance and Treasurer
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000

For all news media queries, please contact:
------------------------------------------
Mark D. Dirkes
Senior Vice President - Corporate Marketing
(816) 502-4000

Conference Call:
===============

Interstate Bakeries Corporation will conduct a conference call regarding the first quarter results on Friday, September 19, at 9:00 a.m. (CDT). The call is open to the general public, interested shareholders, investors and securities analysts. The call-in begins at 8:50 a.m. Contact the conference call operator at (800) 915-4836. The call will also be webcast at interstatebakeriescorp.com.

If you are unable to participate in the conference call, an audiotape of the call will be available at approximately Noon (CDT) on September 19, 2003 until Midnight on October 4, 2003. You may listen to the audiotape by calling (973) 709-2089 and the Passcode I.D. is 306396. ###

Forward Looking Statements
--------------------------

The statements in this release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements relating to market research and advertising campaigns; ingredient, energy and employee-related costs; strategic initiatives, including Program SOAR; and profitability. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in Program SOAR or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; increased pension, health care, workers' compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. These statements speak only as of the date of this release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended May 31, 2003 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

                         INTERSTATE BAKERIES CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 (unaudited)
                                              Twelve Weeks Ended
                                           ------------------------
                                           August 23,    August 24,
                                              2003          2002
                                           ----------    ----------
Net sales                                  $ 831,015     $ 838,974
                                           ----------    ----------
Cost of products sold                        406,901       399,456
Selling, delivery and
 administrative expenses                     375,733       366,712
Restructuring charges                            632             0
Depreciation and amortization                 21,242        21,315
                                           ----------    ----------
                                             804,508       787,483
                                           ----------    ----------
Operating income                              26,507        51,491
Interest expense - net                         8,857         8,494
                                           ----------    ----------
Income before income taxes                    17,650        42,997
Income taxes                                   6,460        15,866
                                           ----------    ----------
Net income                                 $  11,190     $  27,131
                                           ==========    ==========
Earnings per share:
  Basic                                    $    0.25     $    0.61
                                           ==========    ==========
  Diluted                                  $    0.25     $    0.60
                                           ==========    ==========

Average shares outstanding:
  Basic                                       44,805        44,199
                                           ==========    ==========
  Diluted                                     45,007        45,491
                                           ==========    ==========


Restructuring charges during fiscal 2004 amounting to $0.01 per diluted share relate to restructuring plans initiated in fiscal 2003 to close and restructure certain bakeries and thrift stores.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                           (unaudited)
                                           August 23,    May 31,
                                              2003        2003
                                           ----------   ----------

ASSETS
  Current assets:
    Accounts receivable                   $  183,459    $  182,738
    Inventories                               76,033        79,728
    Other current assets                      75,576        87,429
                                          -----------   ----------
      Total current assets                   335,068       349,895
  Property and equipment - net               846,180       853,473
  Goodwill                                   215,346       215,346
  Intangibles and other assets               228,778       226,977
                                          -----------   ----------
                                          $1,625,372    $1,645,691
                                          ===========   ==========

LIABILITIES & STOCKHOLDERS'EQUITY
  Current liabilities:
    Long-term debt payable within
     one year                             $   60,984    $   56,259
    Accounts payable                         108,894       117,701
    Accrued liabilities                      255,960       251,621
                                          -----------   ----------
      Total current liabilities              425,838       425,581
  Long-term debt                             508,511       528,771
  Other long-term liabilities                213,312       225,103
  Deferred income taxes                      140,479       140,479
  Stockholders' equity                       337,232       325,757
                                          -----------   ----------
                                          $1,625,372    $1,645,691
                                          ===========   ==========